UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Matrix Service Company

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MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of the Stockholders of Matrix Service Company (the “Company” or “Matrix Service”), a Delaware corporation, will be held at Matrix Service’s Regional Office, 1105 West Main Parkway, Catoosa, Oklahoma, on the 21st day of October 2008, at 10:30 a.m., Central time, for the following purposes:

1.	To elect six persons to serve as members of the Board of Directors of the Company until the annual stockholders’ meeting in 2009 or until their successors have been elected and qualified;

2.	To ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2009; and

3.	To act upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on September 4, 2008 as the record date for the meeting (the “Record Date”), and only holders of record of the Company’s common stock at such time are entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors

Thomas E. Long Secretary

September 15, 2008

Tulsa, Oklahoma

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

PROXY STATEMENT

MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held October 21, 2008

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Matrix Service Company (“Matrix Service”, the “Company”, “we”, “our” or “us”) for use at the Annual Meeting of Stockholders to be held on October 21, 2008, and at any adjournments thereof for the purposes set forth in the accompanying Notice of 2008 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:30 a.m., Central time, at the Company’s Regional Office, 1105 West Main Parkway, Catoosa, Oklahoma. This proxy statement and accompanying proxy were first sent on or about September 15, 2008 to stockholders of record on September 4, 2008.

The approximate date on which this proxy statement and the accompanying proxy will first be sent to stockholders is September 15, 2008. The annual report of the Company on Form 10-K for the fiscal year ended May 31, 2008 accompanies this proxy statement.

If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, that stockholder’s shares will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers authority on the persons named in the proxy to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other such matters. Any stockholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice to, or by executing a subsequent proxy and sending it to Thomas E. Long, Secretary, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma, 74135. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. Any such directors, officers or employees will not be additionally compensated therefore, but may be reimbursed for their out-of-pocket expenses in connection therewith.

STOCKHOLDERS ENTITLED TO VOTE

At the close of business on the Record Date there were 26,081,617 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), outstanding. Each outstanding share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. There is no cumulative voting with respect to the election of directors. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock is required for a quorum for the transaction of business.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have no effect on the vote. Abstentions, which may be specified on all proposals, except the election of directors, will have the effect of a negative vote. A “broker non-vote” will have no effect on the outcome of the election of directors or the ratification of the engagement of the independent registered public accounting firm.

If you hold your shares in “street name” through a broker or nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be voted upon. If you hold your shares in “street name” and do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

PROPOSAL NUMBER 1:

Election of Directors

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The Board has fixed its size at six members. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified. Vacancies may be filled by recommendations from the Nominating and Corporate Governance Committee and a majority vote by the remaining directors.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated and urges you to vote “For” the election of the six nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Proxies solicited hereby will be voted “For” all six nominees unless stockholders specify otherwise in their proxies. The six nominees who receive the highest number of affirmative votes of the shares voting shall be elected as directors.

If, at the time of the 2008 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and who the Board of Directors may propose to replace such nominee. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominated Director Biographies

The nominees for director, and certain additional information with respect to each of them, are as follows:

Michael J. Bradley, age 53, was appointed as a director of the Company effective January 2007. Mr. Bradley has served as President and Chief Executive Officer (CEO) of the Company since November 2006. Prior to joining Matrix Service Company, Mr. Bradley served as President and CEO of DCP Midstream Partners and was a member of the board. Mr. Bradley was named Group Vice President of Gathering and Processing for Duke Energy Field Services (DEFS) in 2004 and served as Executive Vice President DEFS from 2002 to 2004. From 1994 to 2002, he served as Senior Vice President DEFS and was responsible for business development and commercial activities. Mr. Bradley graduated from the University of Kansas with a Bachelor of Science degree in Civil Engineering. He also completed the Duke University Executive Management Program. Mr. Bradley serves on the Board of Directors of Regency Energy Partners, LP. He is a member of the American Society of Civil Engineers and a former board member of the American Cancer Society. He also serves on the advisory board for the University of Kansas, School of Engineering and on the boards of the Tulsa Area United Way and the Indian Nations Scout Council.

Michael J. Hall, age 64, was first elected as a director of the Company effective October 1998 and was elected Chairman of the Board in November 2006. Mr. Hall previously served as President and Chief Executive Officer of the Company from March 2005 until his retirement in November 2006. Mr. Hall also previously served as Vice President, Finance and Chief Financial Officer of the Company from November 1998 until his initial retirement in May 2004. Prior to working for Matrix Service, Mr. Hall was Vice President and Chief Financial Officer for Pexco Holdings, Inc. from 1994 to 1997 and Vice President, Finance and Chief Financial Officer for Worldwide Sports & Recreation, Inc., an affiliate of Pexco Holding, from 1996 to 1997. From 1984 to 1994, Mr. Hall worked for T.D. Williamson, Inc., as Senior Vice President, Chief Financial and Administrative Officer and Director of Operations, Europe, Africa and Middle East Region. Mr. Hall graduated Summa Cum Laude from Boston College with a degree in Accounting and earned his Masters of Business Administration degree with honors from Stanford Graduate School of Business. Mr. Hall is a director and Chairman of the Board of Integrated Electrical Services, Inc.; a member of the Board of Directors of Alliance G.P., LLC (the general partner of Alliance Holdings, G.P., L.P.); and a member of the Board of Directors of Alliance Resource Management G.P., LLC (the managing general partner of Alliance Resources Partners, L.P.), and a former Independent Trustee and Chairman of the Board of Trustees for American Performance Funds.

I. Edgar (Ed) Hendrix, age 64, was first elected as a director of the Company effective October 2000. Mr. Hendrix previously served as Chairman of the Board of Directors from March 2005 until November 2006. Mr. Hendrix has served as President of Patriot Energy Resources, LLC since 2005. Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Loudfire, Inc. from 2002 to 2004. Mr. Hendrix previously served as Executive Vice President and Chief Financial Officer of Spectrum Field Services, Inc., from 2000 to 2002. Prior to 2000, Mr. Hendrix served as Vice President-Treasurer for Parker Drilling, a New York Stock Exchange company engaged in worldwide oil and gas drilling and equipment services. He also was a management consultant with Ernst & Young LLP. Mr. Hendrix has an undergraduate degree from Oklahoma Christian University and a Masters of Business Administration degree from the University of Oklahoma. Mr. Hendrix is a former member of the Board of Trustees for American Performance Mutual Funds and former Chairman of the Board of Red River Energy, Inc.

Paul K. Lackey, age 65, was first elected as a director of the Company effective October 2000. Mr. Lackey is Chairman of the Board of Directors and Chief Executive Officer of The NORDAM Group, an aircraft component manufacturing and repair firm. Prior to joining NORDAM in July 2001, Mr. Lackey was President of the University of Oklahoma (OU) – Tulsa and Senior Vice President of the OU system. Prior to joining OU in August 1999, Mr. Lackey was a key member of former Oklahoma Governor Frank Keating’s administration. He was the Governor’s Chief of Staff from February 1997 to July 1999. From 1995 to 1997, he served in the Oklahoma Cabinet as Secretary of Health and Human Services. Before his service in state government, Mr. Lackey was President of Flint industries, an oil and gas services and commercial construction firm. He was appointed Chief Financial Officer for Flint in 1977, later became Chief Operating Officer and, ultimately, President. A graduate of the University of Mississippi with a Bachelor of Science degree in Mathematics, Mr. Lackey earned a Masters of Business Administration degree from the University of Texas. He also served in the United States Army as an artillery officer. Mr. Lackey is a director of Aaon, Inc., an advisory director of Commerce Bankshares, a director of the Tulsa Chamber of Commerce, a trustee of Tulsa Community College Foundation and a director of the Tulsa Community Hospital Authority.

Tom E. Maxwell, age 63, was first elected as a director of the Company effective May 2003. Mr. Maxwell is President and Chief Executive Officer of The Flintco Companies, Inc., which is one of the top fifty commercial construction companies in the United States. He has held this position for twenty-one years, and prior to his election to President and Chief Executive Officer of Flintco, Mr. Maxwell was the Chief Financial Officer of Flintco for five years. Mr. Maxwell is a Certified Public Accountant (inactive) and began his career with five years at Deloitte and Touche and was the Chief Financial Officer of a public company, Kinark Corporation, for nine years. Mr. Maxwell earned Undergraduate and Masters Degrees in Accounting at the University of Oklahoma. Mr. Maxwell is a director of Summit Bank. In addition, Mr. Maxwell serves as a director for the Tulsa Chamber of Commerce and the Oklahoma Business Roundtable, as trustee for the Friends of Fairgrounds Foundation, and as a partner in Yukon Developers.

David J. Tippeconnic, age 68, was elected as a director of the Company effective October 2005. Mr. Tippeconnic has served as Chief Executive Officer of Arrow-Magnolia International, Inc., a manufacturer of industrial cleaning and maintenance chemicals, since January 2005. Mr. Tippeconnic previously served as Chairman of the Board and acting Chief Executive Officer of Cherokee Nation Enterprises, a hospitality business, from September 2002 to November 2004. Prior to joining Cherokee Nation Enterprises, Mr. Tippeconnic served as President and Chief Executive Officer of CITGO Petroleum Corporation from July 1997 to October 2001. Mr. Tippeconnic has a Bachelor of Science degree in Chemical Engineering from Oklahoma State University and a Masters of Science degree in Chemical Engineering from the University of Arizona and attended the Advanced Management Program at Harvard University. Mr. Tippeconnic serves as director for Rive Technology, ONEOK, Inc. and Cherokee Nation Enterprises, and as a partner with LMT, LLC and InvestLinc Group.

The Board of Directors recommends that the stockholders vote “For” the election of each of the above named nominees.

Corporate Governance and Board Matters

The Board of Directors and corporate management use their best efforts to adopt and implement sound corporate governance practices and believe strongly that effective corporate governance practices are an important component of their efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical operations.

The Board of Directors has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers (including its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

Director Independence Guidelines

Pursuant to the listing standards of the NASDAQ Global Market System (NASDAQ) and the rules and regulations of the Securities and Exchange Commission (SEC), the Board of Directors has adopted a set of director independence guidelines. In accordance with these guidelines, each independent director must be determined to have no material relationship with the Company. The guidelines specify criteria by which the independence of the Company’s directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board of Directors has affirmatively determined that each of Messrs. Hendrix, Lackey, Maxwell and Tippeconnic are “independent” under the guidelines. Mr. Hall is not considered to be independent because of his prior service as a senior executive officer of the Company and Mr. Bradley is not considered to be independent because of his current employment as President and Chief Executive Officer of the Company.

The full text of the Company’s director independence guidelines is included in the Company’s Corporate Governance Guidelines, which is available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors met fourteen times during fiscal year 2008. The Board has three standing committees—Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. During the 2008 fiscal year, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he was a member.

The Company’s Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders of the Company. All of the members of the Company’s Board of Directors attended the 2007 annual meeting.

Audit Committee

Director	Fiscal 2008 Committee Service
I. Edgar Hendrix, Chairman	Served all of Fiscal 2008
Paul K. Lackey, Member	Served all of Fiscal 2008
Tom. E. Maxwell, Member	Served all of Fiscal 2008
David J. Tippeconnic, Member	Served all of Fiscal 2008

The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with any of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee operates under a written charter. The Company has also made a copy of its Audit Committee Charter available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Audit Committee held six meetings during fiscal 2008.

Compensation Committee

Director	Fiscal 2008 Committee Service
Paul K. Lackey, Chairman	Served all of Fiscal 2008
I. Edgar Hendrix, Member	Served all of Fiscal 2008
Tom E. Maxwell, Member	Served all of Fiscal 2008
David J. Tippeconnic, Member	Served all of Fiscal 2008

The Compensation Committee’s functions include reviewing and approving executive salary, bonus, long-term equity incentive awards, perquisites and other benefits. In addition, the Compensation Committee reviews the Company’s strategic and financial plans to determine their relationship to the Company’s compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee operates under a written charter. The Company has made a copy of its Compensation Committee Charter available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Compensation Committee held eight meetings during fiscal 2008. The Compensation Committee has no authority under its charter to delegate some or all of its authority to subcommittees or other persons and it has no current plans to do so.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the Compensation Committee was composed of I. Edgar Hendrix, Paul K. Lackey, Tom E. Maxwell and David J. Tippeconnic, all of whom are non-employee directors of the Company. During fiscal 2008, none of the Company’s executive officers served on the Board of Directors or on the Compensation Committee of any other entity who had an executive officer that served either on the Company’s Board of Directors or on its Compensation Committee.

Nominating and Corporate Governance Committee

Director	Fiscal 2008 Committee Service
Tom E. Maxwell, Chairman	Served all of Fiscal 2008
I. Edgar Hendrix, Member	Served all of Fiscal 2008
Paul K. Lackey, Member	Served all of Fiscal 2008
David J. Tippeconnic, Member	Served all of Fiscal 2008

The Nominating and Corporate Governance Committee was established to assist the Board in identifying qualified individuals to become directors of the Company, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and report annually to the Board on the status of the CEO succession plan. The Nominating and Corporate Governance Committee operates under a written charter. The Company has made a copy of its Nominating and Corporate Governance Committee Charter available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held four meetings during fiscal 2008.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the director qualifications discussed below.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards. The Committee also assesses the candidate’s qualifications as an “independent director” under the NASDAQ’s current director independence standards and the Company’s director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.

Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to Thomas E. Long, Secretary of Matrix Service Company, at 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder and each such nominee and any other person or persons (naming such person or persons), relating to such nominee’s service on the Board of Directors, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice must be delivered to the Secretary of the Company not later than eighty days prior to the date of any annual or special meeting; provided, however, that in the event that the date of such annual or special meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders. The written notice to the Secretary of the Company must also set forth the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

Communications with the Board of Directors

The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors or any of the directors at the following address: Board of Directors of Matrix Service Company c/o Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. Stockholders and other interested parties may also use the Company’s online submission form at the FAQ section of the “Investors” section of the Company’s website at http://www.matrixservice.com to contact the Board or any of the directors. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director on a periodic basis.

Equity Ownership Guidelines for Directors

Each director is strongly encouraged to have a significant investment in the Company evidenced by the ownership, from time to time, either directly or indirectly, of an approximate value of $100,000 of Matrix Service Company Stock. For purposes of these guidelines, “indirect ownership” includes the pre-tax “in the money” market value of stock options and phantom stock in the director’s deferred compensation plan. Directors shall have five years from the date of their initial election to the Board to meet this requirement.

DIRECTOR COMPENSATION

Compensation for Directors

Management directors receive no additional compensation for service on the Board of Directors or any committee thereof. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending the Board of Directors and committee meetings.

The elements of our non-employee director compensation consist of cash compensation and equity compensation. Our objective with director compensation is to position ourselves to attract and retain individuals with relevant business and leadership background and experience by providing a competitive package of cash and equity compensation.

Total compensation for the Company’s non-employee directors is determined in a manner similar to that for executives. The Compensation Committee engages third party compensation consultants to periodically review director compensation and make recommendations. The Board’s philosophy is to keep director compensation simple and straight forward in nature. The Compensation Committee reviews benchmark data from outside consultants and makes recommendations to the full Board for approval.

Director compensation review is conducted on a bi-annual basis. This review was last completed in July 2006 and, most recently, in July 2008. Compensation was adjusted in July 2008, as outlined below. Director compensation will be formally benchmarked and evaluated again in July/August 2010.

For fiscal 2008, using information included in a market study conducted in July 2006 by a third party compensation consultant, Villareal & Associates, the Compensation Committee determined that total compensation for directors should be approximately $100,000 with 50% in cash and 50% in performance-based equity. Cash compensation may be taken in the form of cash payments or may be deferred with interest.

Equity compensation awarded for fiscal 2008 was granted at a value of $50,000 and was all performance-based. Performance measures are determined by reference to Matrix Service Company’s consolidated fully-diluted earnings per share (EPS) for a three-year period beginning in fiscal 2008. Restrictions will lapse at the end of the three-year period, based on the Company’s performance and have Minimum, Threshold, Target, and Maximum levels of achievement. In the event the Minimum performance goal is not achieved, the stock is forfeited.

The basis for the October 2007 Restricted Stock Unit awards to non-employee directors is detailed below:

•	Annual equity value of $50,000 (represents approximately 50% of total compensation)

•	Actual number of shares determined by dividing annual value by the twenty-day moving average of the stock price calculated five days prior to the grant date.

•

100% of the equity component of Board compensation is performance-based: Performance is defined as Matrix Service Company EPS for a three-year period beginning in fiscal 2008. Three-year EPS targets associated with the October 2007 grant are provided below:

	EPS	Level of Award Earned
Minimum	$3.15	50% of Target
Threshold	$3.22	75% of Target
Target	$3.30	100% of Target
Maximum	$3.62	150% of Target - Additional 50% payable in Phantom Stock

•	Performance for the three-year period is measured at the end of the period.

•	If minimum performance objectives are not met, the shares are forfeited.

In July 2008, the Compensation Committee engaged third party compensation consultant, Hewitt Associates LLC, to conduct a current market study. Hewitt obtained benchmark data using published compensation surveys and proxy analysis of selected benchmark companies similar in size, location and industry to the Company. For fiscal 2009, the proxy analysis consisted of a review of the director pay at the same peer companies that were used to perform a proxy analysis of the pay of the Named Executive Officers.

Based on the consultant’s findings and recommendations, the Compensation Committee determined that total compensation for directors should be approximately $125,000 with approximately 50% in cash and 50% in equity. The objective is to provide a long-term component to total compensation that aligns the interests of Board Members with those of Company stockholders through stock ownership. Therefore, the Compensation Committee recommended that the equity component of director compensation should be performance-based restricted stock units, which ties director’s compensation directly to the Company’s performance.

At the July 2008 Board meeting, adjustments were made to the annual retainer, Committee Chair and Chairman fees for fiscal 2009. The annual retainer was established as $60,000 plus $5,000 for each of the Committee Chairmen. The additional fee for the Chairman of the Board is 25% of the annual retainer, or $15,000. Cash compensation may be taken in the form of cash payments or may be deferred with interest. The equity component was established as $65,000 in value, which will be issued in the form of performance-based restricted units.

The Board of Directors also has a Deferred Fee Plan which allows them to defer all or a portion of their cash compensation with interest. The effective interest rate is researched and recommended by the Company’s CFO for approval by the Compensation Committee at the regularly-scheduled meeting each October. For 2008, the interest rate is 8.0%

Members of the Company’s Board of Directors are also eligible to participate in the Company’s medical, dental and vision benefits.

Fiscal 2008 Director Compensation

The compensation earned by each director in fiscal 2008 is summarized in the table below:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Restricted Stock Awards ($)(3)	Stock Options Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	Total ($)
Michael J. Hall	58,750	29,206	—	—	87,956
I. Edgar Hendrix	53,000	29,047	10,878	2,785	95,710
Paul K. Lackey	50,000	29,047	5,439	1,550	86,036
Tom E. Maxwell	50,000	29,047	5,439	1,209	85,695
David J. Tippeconnic	47,000	29,047	5,439	2,386	83,871

(1)	Mr. Michael J. Bradley, our CEO, is not included in this table since he is an employee of the Company and thus receives no compensation for his services as a director. Mr. Bradley’s compensation received as an employee is shown in the Summary Compensation Table for our Named Executive Officers.

(2)	Includes fees earned in the fiscal year but paid subsequent to the completion of the fiscal year and fees earned in the fiscal year but deferred under the Deferred Fee Plan for members of the Board of Directors of Matrix Service Company. The following directors deferred cash compensation in fiscal 2008 into an interest-bearing account.

Name	Fiscal Year	Fees Deferred ($)
I. Edgar Hendrix	2008	39,750
Paul K. Lackey	2008	50,000
Tom E. Maxwell	2008	43,750
David J. Tippeconnic	2008	47,000

(3)	The amounts shown represent expense recognized in the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the 2008 fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS 123R), for restricted stock awards granted to non-employee directors, excluding any assumptions for future forfeitures. There were no actual forfeitures of stock awards in fiscal 2008. All assumptions utilized to calculate the expense amounts shown above are set forth in Note 11 of the Notes to the Consolidated Financial Statements for the year ended May 31, 2008. For each non-employee director, the grant date fair value of the 2,200 shares of restricted stock units granted in fiscal 2008 approximated $61,000. As of May 31, 2008, Mr. Hall, Mr. Hendrix, Mr. Lackey, Mr. Maxwell and Mr. Tippeconnic each have 5,600 restricted shares outstanding.

(4)	The amounts shown represent expense recognized in the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the 2008 fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS 123R), for stock option awards granted to non-employee directors, excluding any assumptions for future forfeitures. There were no actual forfeitures of stock option awards in fiscal 2008. All assumptions utilized to calculate the expense amounts shown above are set forth in Note 11 of the Notes to the Consolidated Financial Statements for the year ended May 31, 2008. There were no stock option awards granted to non-employee directors in fiscal 2008. As of May 31, 2008, Mr. Hendrix has 5,000 stock options outstanding, Mr. Lackey has 15,000 stock options outstanding, Mr. Maxwell has 20,000 stock options outstanding, and Mr. Tippeconnic has 5,000 stock options outstanding.

(5)	A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (Deferred Fee Plan). Under the Deferred Fee Plan, directors are allowed to defer fees and earn interest. The amounts shown represent interest earned under the plan in excess of a market rate. For fiscal 2008, the market rates for the deferrals was approximately 4.65% based on the Applicable Federal Rates as compared to the actual rate paid of 8.5% and 8.0%. The Company based the payment rate on the Company’s incremental borrowing rate.

Previously, directors were also allowed to defer fees in the form of Phantom Shares of the Company’s stock. The fees were converted into phantom shares based on the price of the Company’s stock on the deferral election date. In fiscal 2008, Mr. Lackey and Mr. Maxwell lost $21,605 and $9,972, respectively, for the decline on fees previously deferred in the form of phantom shares. In fiscal 2008, payments of $94,040 were made to Mr. Lackey related to the deferral of fees.

Fiscal 2008 Grants of Plan-Based Awards to Directors

The following table sets forth fiscal 2008 grants of plan-based awards to directors:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Grant Date Fair Value of Stock Awards ($)
		Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Michael J. Hall	10/22/2007	1,100	1,650	2,200	61,006
I. Edgar Hendrix	10/22/2007	1,100	1,650	2,200	61,006
Paul K. Lackey	10/22/2007	1,100	1,650	2,200	61,006
Tom E. Maxwell	10/22/2007	1,100	1,650	2,200	61,006
David J. Tippeconnic	10/22/2007	1,100	1,650	2,200	61,006

(1)	Amounts shown are the number of shares of performance-based restricted stock units granted to the non-employee directors.

For awards granted on October 22, 2007, the directors will receive 50% of the award after three years if the Company’s cumulative fully-diluted EPS for the three-year period beginning in fiscal 2008 is $3.15, 75% after three years if the cumulative fully-diluted EPS is $3.22, 100% after three years if the cumulative fully-diluted EPS is $3.30, and 150% of Target after three years if the cumulative fully-diluted EPS is $3.62. Phantom shares will be used for awards earned above 100%. Shares awarded for performance between the established targets will be calculated on a pro-rata basis.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board Standards and to issue reports thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:

•

reviewed and discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended May 31, 2008;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as currently in effect (which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61, Communication with Audit Committees); and

•

received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended and supplemented, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders, has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ended May 31, 2009.

The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that I. Edgar Hendrix qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Members of the Audit Committee:

I. Edgar Hendrix, Audit Committee Chairman

Paul K. Lackey, Audit Committee Member

Tom E. Maxwell, Audit Committee Member

David J. Tippeconnic, Audit Committee Member

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically and expressly incorporates this report by reference into any such filing, and shall not otherwise be deemed filed under such acts.

Fees of Independent Registered Public Accounting Firm

Fees billed for audit services in fiscal 2008 and 2007 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC. Fees billed for audit-related services were for assurance and related services that are reasonably related to the performance of the audit or review and consisted of special construction project review services. Fees billed for tax services were for tax consulting services approved by the Audit Committee.

	Deloitte & Touche LLP		Ernst & Young LLP
	Fiscal 2008	Fiscal 2007	Fiscal 2007
	(In thousands)		(In thousands)
Audit Services	$727,970	$837,461	$12,544
Audit-Related Services	138,890	—	—
Tax Services	10,188	107,654	—

Total	$877,048	$945,115	$12,544

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Company has also made the Audit Committee’s pre-approval policies, which are included in the Audit Committee Charter, available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

PROPOSAL NUMBER 2:

Ratification of Selection of Independent Registered Public Accounting Firm

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors of the Company has been charged with the exclusive power and authority to engage or terminate the independent registered public accounting firm. The Audit Committee of the Board of Directors has engaged the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2009. Deloitte & Touche LLP has served as independent auditors for the Company since January 2006.

A proposal will be presented at the annual meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting is required for the adoption of this proposal. The Board of Directors recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.

EXECUTIVE OFFICER INFORMATION

Executive Officer Biographies

In addition to Mr. Bradley, the Company’s President and Chief Executive Officer, who serves on the Board of Directors and whose biographical information is set forth under the caption, “Nominated Director Biographies,” the executive officers of the Company are:

Nancy E. Austin, age 41 has served as Vice President, Human Resources for the Company since January 2006. Ms. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Ms. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Ms. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University and is a certified Professional in Human Resources. She is also a member of the Society for Human Resource Management, World-at-Work and Tulsa Area Human Resources Association.

Kevin S. Cavanah, age 43, has served as Vice President, Accounting and Financial Reporting for the Company since August 2007 and as Controller since April 2003. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining Williams, Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas. He is a Certified Public Accountant and is a member of Financial Executives International.

Vance R. Davis, age 48, has served as Vice President, Matrix Service Industrial Contractors, Inc. since May 2005; as President, Eastern Operations from June 2004 to May 2005; and Vice President, Eastern Operations from June 1997 to June 2004. Mr. Davis served as Regional Manager from June 1994 to June 1997. Mr. Davis was a Project Manager and Operations Manager for the Houston Region from April 1988 to June 1994. Prior to joining the Company, Mr. Davis worked in various capacities for Pasadena Erectors, Advance Tank & Construction Company, Kamyr Installations, Graver Tank & Manufacturing and Tank Service, Inc.

Kevin A. Durkin, age 46, has served as Vice President, Business Development for Matrix Service Inc. since June 2008. He has previously served as Pre-Construction Manager for the Orange Region from November 2006 to May 2008; Small Capital Construction Division Manager for the Orange Region from June 2000 to October 2006; Business Development Manager for Matrix Service Inc. from June 1998 to May 2000; Southwest Turnaround Manager for Colt Construction Division from June 1996 to May 1998; and as assistant Regional Manager for the Orange Region from July 1989 to May 1996. Prior to joining Matrix Service Company, Mr. Durkin worked for HMT Tank Service holding numerous positions in operations, engineering and marketing. Mr. Durkin holds a Bachelor of Arts degree in Business Administration, Marketing from California State University, Fullerton.

Albert D. Fosbenner, age 53, has served as Vice President, Matrix Service Industrial Contractors, Inc. since June 2004. Mr. Fosbenner previously served as Vice President of Finance, Treasurer and Acting Chief Financial Officer for Western Integrated Networks LLC from December 2001 through 2003, President and Chief Executive Officer of CCS Fitness, Inc. from January 2000 through December 2001 and Senior Vice President and Treasurer of Frontiervision Partners LLP during 1998 and 1999. Mr. Fosbenner has a Bachelor of Science degree in Accounting from Philadelphia University. He is a Certified Public Accountant and is a Certified Management Accountant. Mr. Fosbenner is a member of Financial Executives International and the Association for Corporate Growth.

Robert A. Long, age 65, has served as Vice President of Matrix Service Inc. since June 2008. From June 2007 to June 2008, Mr. Long served, in a consulting capacity, as Project Manager for the Matrix Service Sabine Pass LNG Project. Mr. Long was employed from 1966 to 1998 by Chicago Bridge & Iron, holding numerous management and senior level positions, including President of CB&I Constructors, Inc. Mr. Long graduated from the University of Alabama-Birmingham with a Bachelor of Science degree in Engineering.

Thomas E. Long, age 52, has served as Vice President and Chief Financial Officer since April 2008. Prior to joining Matrix Service Company, he served as Vice President and Chief Financial Officer of DCP Midstream Partners, LP, a publicly traded natural gas and natural gas liquids company since its formation in December 2005. From 1998 to 2005, Mr. Long served in several executive positions with subsidiaries of Duke Energy Corp., Charlotte, North Carolina, one of the nation’s largest electric power companies. During his tenure at Duke Energy, Mr. Long served as Vice President and Chief Financial Officer of its publicly owned power company in Ecuador; Vice President and Treasurer of Duke Energy Field Services, Denver; and Executive Vice President of National Methanol Company, a Duke Energy Corp. chemical joint-venture in Saudi Arabia. Starting in 1991, Mr. Long held financial management positions at PanEnergy Corp., Houston. He began his career in 1979 at Texas Eastern Corp., Houston. Mr. Long has a Bachelor of Arts degree in Accounting from Lamar University, is a member of Financial Executives International and is a Certified Public Accountant.

Joseph F. Montalbano, age 59, has served as Vice President and Chief Operating Officer since May 2008. From 2002 to 2008, Mr. Montalbano served as Senior Vice President and Senior Project Director Energy Sector of Black & Veatch, where he was responsible for all construction projects under his direction. Prior to working at Black & Veatch from 1972 to 2002, Mr. Montalbano served numerous project management roles with a national construction firm serving the energy sector. Mr. Montalbano holds a Bachelor of Science degree in Electrical Engineering and Masters of Science degree in Electrical Engineering from Polytechnic Institute of Brooklyn. He earned a Masters in Business Administration degree from New York Institute of Technology and is registered as a Professional Engineer in multiple states.

John S. Newmeister, age 60, has served as Vice President, Marketing and Business Development for the Company since May 2000 and previously as Vice President, Tank Construction. Prior to joining the Company in February 1995, Mr. Newmeister worked for Pitt-Des Moines, Inc. for 24 years holding numerous positions, including President of Hydrostorage, Inc. Mr. Newmeister holds a Bachelor of Science degree in Civil Engineering from the University of Iowa and has attended the Executive Development Program at the University of Iowa.

Matthew J. Petrizzo, age 46, has served as President, Matrix Service Industrial Contractors, Inc., since June 2008 and as Vice President, Matrix Service Industrial Contractors, Inc. from November 2007 to June 2008. Prior to joining the Company, Mr. Petrizzo served as a Project Director for Washington Group International from 2006 to 2007. Mr. Petrizzo also worked in various capacities for Washington Group International from 2001 to 2006 and for Washington Group legacy companies, Raytheon Engineers and Constructors from 1994 to 2001 and Ebasco Services Inc. from 1984 to 1994. Mr. Petrizzo graduated from Hofstra University with a degree in Electrical Engineering and is a Registered Professional Engineer in the state of New Jersey.

Bradley J. Rinehart, age 44, has served as Vice President, Matrix Service Inc. since May 1997; Regional Manager for the Michigan Region from April 1991 to April 1997; Operations Manager for the Michigan Region from January 1990 to March 1991; and as a Project Manager for the Michigan Region from January 1988 to December 1989. Mr. Rinehart holds a Bachelor of Science degree in Construction Science from the University of Oklahoma.

James P. Ryan, age 53, has served as President, Matrix Service Inc. since August 2005. Mr. Ryan previously served the Company as Chief Operating Officer from October 2004 to August 2005 and as Vice President of Matrix Service Inc. from October 1999 to October 2004. Prior to joining Matrix Service, Mr. Ryan worked for Gibraltar Construction Company from January 1993 to September 1999 providing construction management services. Previous employers include MW Kellogg, Kiewit Industrial Company and Hoffman Construction Company. Mr. Ryan also previously provided independent consulting services to the power industry. Mr. Ryan graduated from Purdue University with a degree in Civil Engineering.

Lansing G. Smith, age 56, joined Matrix Service in March 2008 as Vice President, Fabrication, Engineering, and Procurement. From 2006 to 2008, Mr. Smith served as Director of Manufacturing for Exterran, Inc. From 2002 to 2005 he was Manufacturing Manager of Norris, a Dover company. Mr. Smith also served as Operations Manager with Parker Hannifin Corporation from 1999 to 2002. From 1989 to 1999, he worked for Koch Industries, Inc. in a number of management positions. Mr. Smith earned a Bachelor of Science degree in Industrial Engineering from the University of Arkansas and a Master of Business Administration degree from Oklahoma State University. He is a member of the American Society for Quality and is a Registered Professional Engineer in Oklahoma and Texas.

William R. Sullivan, age 43, has served as Vice President, Western Operations for Matrix Service Inc., since June 2008. He has previously served as Regional Manager of the Southwest Region from 2002 to 2008 and Operations Manager for the Southwest AST Region from 1989 to 2002. Prior to joining the Company, Mr. Sullivan worked in various capacities for HMT Tank Service holding numerous positions in operations, project management, and manufacturing.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Matrix Service Company is focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to execute our business strategy. Our compensation philosophy and approach is designed to support these overarching objectives.

The basic compensation philosophy of the Company and its Compensation Committee is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with the Company’s compensation philosophy and competitive market practices. The Committee uses the following basic principles in the design and administration of our executive compensation program:

•

Competitiveness—Our compensation programs are designed to ensure the Company can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (“50th percentile”) market levels.

•

Support Business Objectives, Strategy and Values—Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with the Company’s core values and guiding principles.

•

Pay for Performance—While we establish target pay levels at median or “50th percentile” market levels with target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•

Individual Performance—In addition to objective company-wide, business unit and operating unit financial measures, our programs emphasize individual performance and the achievement of personal objectives.

•

Integrated Approach—We look at compensation in total and strive to achieve an appropriate balance of immediate, short-term and long-term compensation components, with the ultimate goal of aligning executive compensation with long-term stockholder value.

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. The role of the Compensation Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers with that of our stockholders.

The Compensation Committee is supported by the Company’s Vice President, Human Resources, and other executive officers as needed or requested, in the design, review and administration of our executive compensation programs. The Compensation Committee engages a third party compensation consulting firm to evaluate Board and executive officer compensation, benchmark Company practices compared to other companies and provide associated recommendations. Villareal & Associates assisted the Compensation Committee with respect to fiscal 2008 compensation. In July 2008, Hewitt Associates LLC was engaged by the Committee to evaluate our compensation practices and assist with the establishment of compensation for fiscal 2009. Senior management also uses Villareal & Associates for other compensation and human resources consulting projects. Hewitt Associates was engaged exclusively by the Compensation Committee and will not provide other services to senior management.

In reviewing competitive market data, the third-party consultant prepares an analysis of survey data based on companies in similar industries for each position. Where possible, the data for each position is regressed to predict an appropriate level of compensation based on our revenues. Where regression analysis is not available, the analysis is performed using companies in similar industries with revenues on average close to our revenue. In addition to survey data, we review the consultant’s analysis of proxy disclosed compensation data for named executive officers of peer companies. For pay decisions for fiscal 2009, we reviewed the proxy information for the following companies:

Astec Industries Inc.	Layne Christensen Co.
Columbus McKinnon Corp.	Mastec Inc.
Dresser-Rand Group Inc.	Quanta Services Inc.
Dycom Industries Inc.	Sterling Construction Co. Inc.
Furmanite Corp.	Team Inc.
Gardner Denver Inc.	Tetra Tech Inc.
Granite Construction Inc.	Titan International Inc.
Insituform Technologies	VSE Corp.
Integrated Electrical Services	Willbros Group Inc.

The CEO incorporates the third party consultant’s findings and provides recommendations to the Compensation Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Compensation Committee establishes CEO compensation. The Compensation Committee reviews performance of the CEO, establishes appropriate compensation for the CEO and approves compensation for the other executive officers, in executive session without management present.

In implementing our compensation philosophy, the Compensation Committee also compares our CEO’s total compensation to the total compensation of the other Named Executive Officers over time. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other named executive officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers.

The Compensation Committee typically reviews base salary for executive officer compensation at its regularly-scheduled July/August meeting. At this meeting, the Compensation Committee also reviews and approves incentive payments for the previous fiscal year and establishes incentive targets for the coming fiscal year under the short-term incentive plan. Long-term incentive awards are approved by the Compensation Committee at a meeting immediately following the annual stockholders meeting each October. The Compensation Committee may also approve base pay, short-term incentive and long-term incentive (equity) grants for executive officers during the year for promotions or new hires.

Key Elements of Executive Officer Compensation

The primary elements of our executive compensation program include:

•	Base Pay;

•	Annual/Short-Term Incentive Compensation;

•	Long-Term Incentive Compensation (Equity);

•	Perquisites and Other Benefits; and

•	Change of Control Agreements.

Base Pay

Base pay is the foundation of our executive compensation package. Base pay is based on the executive officer’s responsibilities, role in the organization, level and type of work experience, and individual job performance. Our practice in establishing executive base pay, and that for other managers and employees, is to determine the market median or “50th percentile” among comparable companies. This data is obtained through our third party compensation consultant. We expect to engage a compensation consultant to review and benchmark competitive market pay data on no less than a bi-annual basis.

The Company utilizes a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and pay ranges are established by evaluating positions based on the external market data and internal equity. Each executive officer, like other employees, is assigned to a salary grade. Broad ranges of salary are associated with each grade. The position within the salary grade/pay range for a position is determined based on the respective required level of experience, skill and demonstrated performance.

Base pay and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short-term incentive awards are reflected as a percentage of base salary and long-term incentives are based on an executive officer’s salary grade.

Mr. Michael J. Bradley became President and Chief Executive Officer of the Company effective November 6, 2006. His initial annual base salary was $475,000. Effective August 1, 2007, based on the Compensation Committee’s assessment of Mr. Bradley’s initial performance, Mr. Bradley’s salary was increased to $525,000 by the Compensation Committee. In July 2008 following data provided by the third party compensation consultant, Hewitt Associates, showing that Mr. Bradley’s base salary was significantly below the median and in recognition of Mr. Bradley’s outstanding performance in fiscal 2008, the Compensation Committee approved Mr. Bradley’s base pay at $670,000 effective June 1, 2008.

Base pay compensation for our other named executive officers (Mr. George L. Austin, Mr. James P. Ryan, Mr. John S. Newmeister, Mr. Bradley J. Rinehart and Mr. Kevin S. Cavanah) is administered in line with our established compensation philosophy discussed above. Mr. Thomas E. Long, Chief Financial Officer, joined the Company on April 30, 2008. The Company also hired a Chief Operating Officer, Mr. Joseph F. Montalbano effective May 12, 2008.

Annual/Short-Term Incentive Compensation

Our annual/short-term incentive compensation plan is designed to offer the opportunity for substantial incentive awards for delivering outstanding performance. Rewards under the Company’s short-term incentive compensation plans are based on overall company, business unit, operating unit, and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:

•	Support and drive performance toward achieving the Company’s strategic objectives,

•	Emphasize overall company, business unit, operating unit and individual performance in the structuring of reward opportunities,

•	Motivate and reward superior performance, and

•	Provide incentive compensation opportunities that are competitive in the industry.

For fiscal 2008, our annual/short-term incentive targets were established as follows:

•	Short-term incentive compensation was based on four primary factors:

•	Financial Performance,

•	Safety Performance,

•	Strategy/Growth execution, and

•	Personal Objectives, including operating excellence strategy execution and human resource strategy execution.

•	For fiscal 2008 financial performance, a consolidated annual income goal was recommended by the CEO and approved by the Compensation Committee at the July 2007 meeting.

•

Financial performance measures for the CEO and CFO were based on a net income target. For all other executive officers, income measures were defined as pre-tax, pre-interest, post-incentive income (Pre-Tax Income) or operating income.

•

Corresponding financial targets for pre-tax income were established for each operating company, business unit and organizational unit based on business plans, which were designed to drive growth and/or improve profitability.

•

Once all targets were established for the Company, Threshold and Maximum levels of performance were defined. Threshold is defined as 90% of target and maximum is defined as 110% of Target. No incentives are paid for performance below the threshold level.

•

Financial incentives for CEO, CFO and corporate executive management were tied to consolidated Company performance. Incentives for other executive officers, managers and operating division personnel were tied to both their respective business/operating unit and the Company’s consolidated results.

•

Safety Performance Targets for Total Recordable Incident Rate (TRIR) were established as 1.25 for threshold payout, 1.0 for target payout and 0.75 for maximum payout. Other subjective criteria including behavioral-based safety training implementation, safety audits, and safety accountability were also evaluated.

•	Growth/strategy execution was measured against how well the Company positioned itself for growth and diversification coming into fiscal year 2009 and how well the Company grew its backlog.

•	Other performance criteria in the form of personal objectives were established for each executive officer in line with the Company’s fiscal 2008 plan.

•

Actual performance in relation to established measures was presented to the Compensation Committee at the July 2008 meeting and was approved. Incentives for fiscal 2008 performance were paid on August 15, 2008.

•

Discretionary awards outside of the plan may be recommended by the CEO and approved by the Compensation Committee in the event there are special circumstances or achievements that need to be recognized.

Performance measures established shortly after the beginning of the fiscal year do not include the impact of an acquisition, positive or negative, completed within the fiscal year. However, it is anticipated that the Compensation Committee would evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately.

In fiscal 2008, the incentive compensation payable to Mr. Bradley was based on the attainment of the following objectives:

Safety:

Achieve TRIR of 1.0 Target; 1.25 Threshold; 0.75 Maximum

Progress toward building consistency and strengthening safety culture

Financial:

Achieve Net Income of $28.1 million Target; $25.0 million Threshold; $31.2 million Maximum

Strategy:

Progress toward achieving a more diversified $1 billion in revenues energy related construction and construction services company

Personal:

Customers—Build relationships and expand business opportunities

Succession Plan—Progress toward positioning Company to have internal candidates in place to fill key positions

Challenged Areas—Gulf Coast LNG and eastern business unit performance

The Compensation Committee evaluated actual results in each category against the expected levels of performance. Upon thorough discussion of the overall Company’s fiscal 2008 performance and that of Mr. Bradley, it was determined that he should receive an incentive payment of just below the target level, the target incentive for Mr. Bradley was 75% of base salary. The bonus approved by the Compensation Committee was $371,704 or 70.8% of his fiscal 2008 base salary of $525,000.

For Mr. Cavanah and Mr. Newmeister, fiscal 2008 incentives were based on the same four categories as Mr. Bradley. However, financial measures were tied to the achievement of consolidated Pre-Tax Income of $53.3 million Target; $47.4 million Threshold; $59.2 million Maximum. Also, personal objectives for both executives were specifically defined for their respective positions in line with fiscal 2008 objectives. The Compensation Committee approved incentive payments for Mr. Cavanah and Mr. Newmeister of $51,103 and $71,641 respectively. These payments represent just below target incentive payouts for both executives.

For Mr. Ryan, fiscal 2008 incentives were based on the same four categories as Mr. Cavanah and Mr. Newmeister above. However, financial measures were tied to the achievement of Pre-Tax Income for both the consolidated Company of $53.3 million Target; $47.4 million Threshold; $59.2 million Maximum and financial measures for his respective operating company. Personal objectives were specifically defined for Mr. Ryan’s position in line with fiscal 2008 objectives. The Compensation Committee approved an incentive payment to Mr. Ryan of $118,127, which represents a payout between the threshold and target level.

For Mr. Rinehart, fiscal 2008 incentives were based on the same four categories as Mr. Ryan above. However, financial measures were tied to the achievement of Pre-Tax Income for both the consolidated Company of $53.3 million Target; $47.4 million Threshold; $59.2 million Maximum and financial measures for his respective business unit. Personal objectives were specifically defined for Mr. Rinehart’s position in line with fiscal 2008 objectives. The Compensation Committee approved an incentive payment for Mr. Rinehart of $86,152, which represents a payout just below the target level.

Mr. Austin resigned his position as Chief Financial Officer of the Company effective March 31, 2008, and therefore received no annual/short-term incentive payment in fiscal 2008.

Mr. Long was hired as Chief Financial Officer on April 30, 2008. Since he was employed by the Company for only one month of fiscal 2008, he received no annual/short-term incentive payment for this fiscal year.

The base calculation of incentives is tied to defined measures for financial performance and safety performance while the calculation for growth/strategy and personal objectives is more subjective in nature. Incentives for executive officers below the CEO are recommended by the CEO and approved by the Compensation Committee. Incentive Compensation payments to the CEO are determined solely by the Compensation Committee in executive session, without management present.

The Annual/Short-Term Incentive Compensation Plan is reviewed and evaluated periodically to ensure that it meets its objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company.

For fiscal year 2009, our annual/short-term incentive compensation plan will be based on financial performance, safety performance, growth/strategy execution and defined personal objectives. CEO, COO, CFO and corporate executive officers are tied to consolidated Company performance. Incentives for other executive officers, managers and other operating division personnel are tied to the performance of both their respective business/operating units and the Company’s consolidated results. The percentage of each employee’s annual/short-term incentive assigned to each performance element is dependent on the employee’s position and responsibilities. Information on the annual/short-term incentive targets for fiscal 2009 established for each element is provided below:

Financial—Financial measures for the CEO, COO, CFO and corporate executive officers are tied to consolidated fully-diluted EPS with Threshold, Target and Maximum measures. Also, for other Company officers, the portion of their incentive tied to the Company’s consolidated results is based on consolidated fully-diluted EPS. For other managers, employees and the portion of officer incentives attributable to operating company, business unit and organizational unit performance, financial performance will again be measured by Pre-Tax Income. Targets for Pre-Tax Income were established for each operating company, business unit and organizational unit based on business plans, which were designed to drive growth and/or improved profitability.

Safety Performance—Safety performance is measured by Total Recordable Incident Rate (TRIR). The TRIR incentive targets established for fiscal 2009 are the same as were established for fiscal 2008: 1.25 for threshold payout, 1.0 for target payout and 0.75 for maximum payout. Improvement in overall safety culture and implementation of best practices will once again be considered.

Strategy/Growth Execution—This target will be measured by how well the Company is positioned for sustainable growth moving into fiscal 2010, including backlog and diversification.

Personal Objectives—Measures in this category will be uniquely defined for each executive officer in line with the Company’s fiscal 2009 and strategic objectives.

Long-Term Incentive Compensation (Equity)

The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value. Offering the opportunity for executive officers (and other managers) to earn an ownership position in the Company enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe equity ownership helps to create and maintain a long-term perspective among executive officers and provides a direct link to the long-term growth and profitability of the Company.

On October 23, 2006, the Company amended and restated its 2004 Stock Incentive Plan to permit the grant of restricted stock, restricted stock units, stock appreciation rights, and performance shares, in addition to stock options which were previously authorized. Beginning in October 2006, the Company changed the form of equity grants offered to executive officers and key management personnel from stock options to restricted stock. Equity grants in October 2006 and October 2007 were awarded in the form of restricted stock units.

The Compensation Committee believes that the use of restricted stock units is the most appropriate form of equity to achieve our stated objectives, as it is a full value award that strongly and directly links management and stockholder interests. As a full value award, restricted stock units are less dilutive to stockholders, as the Company is able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. Restricted stock unit awards are granted on an annual basis and generally contain both a performance-based and a time-based element. Performance criteria link the equity reward to the Company’s strategic objectives and stockholder value. Time-based shares promote executive officer/management retention. Specific, individual grants vary by level/role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager.

The objective is to provide a long-term component to overall compensation that aligns the interests of executives with those of stockholders through stock ownership. For our long-term incentive compensation plan, the performance measure we use is a three-year measurement of fully-diluted EPS which is designed to promote teamwork and align management toward a common, strategic goal. Three-year EPS targets and earnouts associated with the October 2007 grants are:

	EPS	Level of Award Earned
Minimum	$3.15	50% of Target
Threshold	$3.22	75% of Target
Target	$3.30	100% of Target
Maximum	$3.62	150% of Target – Additional 50% payable in Phantom Stock

The basis for the October 2007 Restricted Stock awards to executive officers is detailed below:

•

For the CEO, CFO and two Operating Company Presidents, 100% of the award is performance-based. We believe that long-term equity compensation should be 100% performance-based for our most senior executives.

•

For all other executive officers and managers, each award includes both performance-based and time-based elements. 50% of the total grant is time-based (restrictions lapse 20% per year over 5 years) and 50% of the total grant is performance-based.

•	Performance for the three-year period is measured at the end of the period.

•	If minimum performance objectives are not met, the shares are forfeited.

•

For performance achieved above the Target level, phantom shares will be used. In the event the Company achieves fully-diluted EPS that are between the Target goal and the Maximum performance goal, then the number of phantom share rights will be determined by linear interpolation. In the event the Company achieves the Maximum performance goal, then all of the phantom share rights will vest. Within 10 days after the vesting date, the Company will pay in cash for each vested phantom share right an amount equal to the closing price per share of the Company’s common stock as reported by the New York Stock Exchange on the vesting date.

Grants made during fiscal 2008 are shown in the Grants of Plan-Based Awards table. Long-term equity awards are granted on an annual basis each October at the Board meeting following the Company’s annual stockholders meeting.

Equity compensation is reviewed and evaluated periodically to ensure that it meets its objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company.

Perquisites and Other Benefits

Our executive officers do not receive a large value in perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all eligible employees. However, to remain competitive in our benefit offerings, we offer a few additional benefits for executive officers which are outlined below:

Retirement Benefits—The Company sponsors a 401(k) Savings Plan which allows executive officers, and other employees, to contribute up to 25% of their salary (up to the annual IRS maximum). Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. The Company does not sponsor or maintain any other pension, deferred compensation plans or other supplemental retirement plans for executive officers.

Life Insurance—In addition to the group term life policy offered to all eligible employees, the Company provides additional life insurance to its executive officers, at no cost to the officer.

CEO—The Company provides a $500,000 term life insurance policy for the CEO.

Executive Officers and Managers—The Company provides an additional corporate term life insurance policy for all executive officers and select managers at the levels outlined below:

CEO, COO and CFO - $600,000

Other Executive Officers - $400,000

Select Managers - $200,000

In addition to the company-provided life insurance policies described above, all executive officers, along with other eligible employees and managers, have the option to purchase supplemental life insurance for themselves, their spouses and dependents.

Country Club Membership—In fiscal 2008, the Company reimbursed the CEO and CFO for the initiation fee and monthly dues associated with a country club membership. While the country club may be used for business purposes, this benefit is a competitive practice and is offered and considered a perquisite of these positions. This practice, nonetheless, will be discontinued in fiscal 2009.

Auto Allowance—It is the policy of the Company to provide company vehicles or vehicle allowances to corporate officers, management personnel, and other personnel with a defined business need. The assignment of a company-provided vehicle or vehicle allowance is determined by (1) the level of the position, (2) the nature of the position and (3) business necessity. A vehicle allowance is provided to executive officers as a perquisite. The amount of the vehicle allowance varies by position. The vehicle allowance is paid as part of regular payroll and is taxable income. The vehicle allowance perquisite for all executive officers was eliminated effective June 1, 2008.

In connection with the elimination of the automobile allowance and reimbursement of country club membership initiation fees and monthly dues, the Company will provide each of the Named Executive Officers with a perquisite allowance in the form of a salary adjustment, which will vary in accordance with the executive’s salary grade.

Clawback Policy

To the extent permitted by law, if the Board, with the recommendation of the Compensation Committee, determines that any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by a named executive officer, and that such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of the Company’s financial statements filed with the SEC, the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement and the amount of the compensation would have been less had the financial statements been correct, we will seek to recover from the executive officer such compensation (in whole or in part) as we deem appropriate under the circumstances. The Board has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

Change of Control/Severance Agreements—Five Key Officers

The Company has entered into Change of Control/Severance Agreements with five executive officers, including the CEO, COO, CFO and two operating company presidents. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances the Company’s ability to attract and retain leadership talent.

Under these five agreements, payment of benefits may occur under two circumstances:

•

If the Company experiences a Change of Control and the executive suffers an Adverse Event or is terminated from the Company without Cause, either on the date of the Change of Control or within 24 months following Change of Control date; or

•	The executive is terminated from employment at any time for reasons other than Cause.

“Change of Control” means (i) a “change in ownership” of the Company of greater than 50% of the outstanding voting stock of the Company within a six month period; (ii) a “change in the effective control” of the Company as determined by a change of greater than 35% of the outstanding voting stock of the Company by a person or persons acting as a group within a twelve month period; or (iii) a “change in the ownership” of a substantial portion of the assets of the Company as these terms are defined under Internal Revenue Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements.

“Cause” means, with reference to a severance event, that the executive has been severed from employment with the Company because of the executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contender to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company Board of Directors that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the executive.

“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.

In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing a waiver and release of claims and confidentiality agreement in a form satisfactory to the Company. Failure to execute such an agreement is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.

•	In the event an executive suffers an Adverse Event within 24 months of a Change of Control, benefits are paid as follows:

Mr. Bradley, Mr. Long and Mr. Montalbano—Paid an amount equal to two year’s annual salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits shall vest and restrictions on such benefits shall lapse immediately.

Mr. Ryan and Mr. Petrizzo—Paid an amount equal to one year’s annual salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits shall vest and restrictions on such benefits shall lapse immediately.

•	In the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:

Mr. Bradley—Paid an amount equal to one year’s annual salary plus bonus compensation in an amount equal to 60% of base salary. Restrictions on any of Mr. Bradley’s outstanding awards from his initial $1.25 million restricted stock grant will lapse immediately.

Mr. Long—Paid an amount equal to one year’s annual salary plus bonus compensation in an amount equal to 50% of base salary.

Mr. Montalbano—Paid an amount equal to one year’s annual salary plus bonus compensation in an amount equal to 50% of base salary. In addition, restrictions on any of Mr. Montalbano’s outstanding awards from his initial restricted stock grant will lapse according to the following schedule:

•

If termination for reasons other than Cause occurs within Mr. Montalbano’s first 12 months of employment with the Company, all restrictions will lapse on $350,000 of his initial restricted stock grant; and

•

If termination for reasons other than Cause occurs after Mr. Montalbano completes 12 months of employment, but before he completes 24 months of employment, all restrictions will lapse on the remaining $175,000 of his initial restricted stock grant.

Mr. Ryan and Mr. Petrizzo—Paid an amount equal to one year’s annual salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.

Benefits will be paid in the calendar year the event occurs and, generally, within 30 days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

Change of Control Agreements—Other Executive Officers and Managers

The Company has also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key managers during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times. The Change of Control Agreements are provided to the other Company executive officers not named above and select management personnel. There is no general severance clause in these agreements.

Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reason other than Cause, either on the date of the Change of Control or within six months of the Change of Control date.

In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year’s annual base salary. In addition, all equity awards shall immediately vest and all restrictions on such benefits shall lapse. All benefits paid under these agreements are conditional upon the executive executing a waiver and release of claims and confidentiality agreement in a form satisfactory to the Company. Failure to execute such an agreement will be considered an absolute forfeiture of the severance benefit. In the event an executive is terminated for Cause, all benefits and payments under the agreement are forfeited.

Benefits will be paid in the calendar year the event occurs and, generally, within thirty days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

Equity Ownership Guidelines

The Board of Directors believes that our executive officers should demonstrate their commitment to and belief in the Company’s long-term profitability. Accordingly, each officer is expected to maintain a significant investment in the Company through the ownership of Company stock. Direct stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders.

At the August 2, 2007 Board Meeting, the following Equity Ownership Guidelines were implemented.

Guidelines:

•	Participants—All Company executive officers

•	Amount of Ownership—Defined as a multiple of the individual’s base salary as noted below. These multiples represent the minimum amount an officer should seek to acquire and maintain.

President/CEO	-	2 x base salary
CFO/COO/Vice Presidents	-	1 x base salary

•

Timing: Officers will have five years from the date they become subject to these Guidelines to acquire the ownership levels defined herein. Thereafter, they are expected to retain this level of ownership during their tenure as an officer with the Company.

•	Eligible Forms of Equity:

(1) Direct ownership of Company stock (shares owned outright, regardless of how acquired—e.g. restrictions lapse on restricted shares, options exercised held, etc.) Officer will be deemed to have satisfied the ownership guideline if the “fair market value” of the stock owned at any point in time equals the multiplier defined above; and

(2) Vested/exercisable options. Officer will be deemed to have satisfied the ownership guideline if either (1) the aggregate price paid by the Officer for shares held equals or exceeds the applicable multiple of base salary or (2) at any time the “fair market value” of the stock owned equals such amount.

In no case will unvested options or restricted shares with remaining restrictions count toward equity ownership.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Paul K. Lackey, Compensation Committee Chairman

Tom E. Maxwell, Compensation Committee Member

I. Edgar Hendrix, Compensation Committee Member

David J. Tippeconnic, Compensation Committee Member

EXECUTIVE OFFICER COMPENSATION

The following tables set forth certain information regarding compensation of the Chief Executive Officer, the Chief Financial Officer and each of the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2008, based on total compensation earned during fiscal 2008, for services in all capacities to the Company and its subsidiaries. In addition, certain information regarding compensation is included in the following tables for our former Chief Financial Officer, George L. Austin, who resigned effective March 31, 2008, and the Vice President of Accounting and Financial Reporting, Kevin S. Cavanah, who performed certain duties of the Chief Financial Officer in the period subsequent to Mr. Austin’s resignation and prior to the current Chief Financial Officer’s, Thomas E. Long, hire date. Each of the executive officers listed below are referred to collectively as the “Named Executive Officers”.

Summary Compensation Table

The following table sets forth information with respect to total compensation in fiscal 2008 and 2007 for the Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Michael J. Bradley Chief Executive Officer	2008 2007	516,667 277,083	— 150,000	(4)	940,335 610,125	— —	371,704 475,000	— —	45,097 172,011	(5) (6)	1,873,803 1,684,219

Thomas E. Long Chief Financial Officer	2008 2007	26,346 —	100,000 —	(4)	44,574 —	— —	— —	— —	31,823 —	(7)	202,743 —

Kevin S. Cavanah Vice President, Accounting & Financial Reporting	2008	163,167	—		21,222	43,714	51,103	—	28,436	(8)	307,642

George L. Austin Former Chief Financial Officer	2008 2007	208,333 225,000	— —		(5,885 15,582)	29,574 75,052	— 135,000	— —	37,274 35,213	(9) (9)	269,297 485,847

James P. Ryan President Matrix Service Inc.	2008 2007	273,780 260,000	— —		73,623 7,791	42,695 46,153	118,127 120,575	— —	36,416 26,558	(8) (8)	544,641 461,077

Bradley J. Rinehart Vice President Matrix Service Inc.	2008 2007	219,342 205,000	— —		43,066 7,791	21,053 24,570	86,152 78,925	— —	29,369 22,405	(8) (8)	398,981 338,691

John S. Newmeister Vice President, Marketing and Business Development	2008 2007	202,400 184,000	— —		35,600 5,194	16,303 19,834	71,641 96,600	— —	27,509 19,807	(8) (8)	353,453 325,435

(1)	The amounts shown represent expense recognized in the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the applicable fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS123R), for restricted stock unit awards granted to the Named Executive Officers, excluding any assumptions for future forfeitures. Mr. Austin forfeited 17,940 shares of restricted stock upon his resignation effective March 31, 2008. There were no actual forfeitures of restricted stock awards in fiscal 2007. All assumptions utilized to calculate the expense amounts shown above are set forth in Note 11 of the Notes to the Consolidated Financial Statements for the year ended May 31, 2008.

(2)	The amounts shown represent expense recognized in the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the applicable fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS 123R), for stock option awards, excluding any assumptions for future forfeitures. Mr. Austin forfeited 32,000 unvested stock options stock upon his resignation effective March 31, 2008. There were no actual forfeitures of stock option awards in fiscal 2007. All assumptions utilized to calculate the expense amounts shown above are set forth in Note 11 of the Notes to the Consolidated Financial Statements for the year ended May 31, 2008. There were no stock options granted to the Named Executive Officers in fiscal 2008 and 2007.

(3)	Amounts represent amounts payable to Named Executive Officers under the incentive compensation plan for the applicable fiscal year performance.

(4)	Amount shown represents a sign-on bonus paid to the Named Executive Officer upon employment with the Company. In the event the Named Executive Officer voluntarily resigns prior to the completion of 12 months of consecutive service, pro-rata repayment of the bonus is required.

(5)	Represents amounts paid by the Company on behalf of Mr. Bradley in fiscal 2008 for auto allowance, life insurance and disability premiums, matching contributions to Mr. Bradley’s account in the Company’s qualified 401(k) plan, club dues and moving expenses.

(6)	Represents amounts paid by the Company on behalf of Mr. Bradley in fiscal 2007 for auto allowance, life insurance and disability premiums, matching contributions to Mr. Bradley’s account in the Company’s qualified 401(k) plan and club dues. In addition, the Company paid $152,331 in moving expenses for Mr. Bradley’s relocation to Tulsa, Oklahoma.

(7)	Represents amounts paid by the Company on behalf of Mr. Long in fiscal 2008 for life insurance and disability premiums, and $31,043 in moving expenses for Mr. Long’s relocation to Tulsa, Oklahoma.

(8)	Represents amounts paid by the Company on behalf of the Named Executive Officer in fiscal 2008 and fiscal 2007 for auto allowance, life insurance and disability premiums, and matching contributions to the Named Executive Officer’s account in the Company’s qualified 401(k) plan.

(9)	Represents amounts paid by the Company on behalf of Mr. Austin in fiscal 2008 and fiscal 2007 for auto allowance, life insurance and disability premiums, matching contributions to Mr. Austin’s account in the Company’s qualified 401(k) plan and club dues.

Grants of Plan-Based Awards During Fiscal 2008

The following table sets forth information with respect to grants of plan-based awards in fiscal 2008 to the Named Executive Officers:

								All Other Stock Awards: Number of shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)
		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Approval or Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Bradley	10/22/07 6/01/07	262,500	393,750	525,000	21,000	28,000	35,000	—	970,550

Thomas E. Long(4)	4/30/08				—	—	—	43,501	874,805

Kevin S. Cavanah	10/22/07 6/01/07	28,875	57,750	86,625	840	1,120	1,400	1,400	77,644

George L. Austin(5)	10/22/07 6/01/07	45,000	90,000	135,000	7,200	9,600	12,000	—	332,760

James P. Ryan	10/22/07 6/01/07	68,445	136,890	205,335	6,480	8,640	10,800	—	299,484

Bradley J. Rinehart	10/22/07 6/01/07	43,870	87,740	131,610	2,010	2,680	3,350	3,350	185,791

John S. Newmeister	10/22/07 6/01/07	40,480	80,960	121,440	1,800	2,400	3,000	3,000	166,380

(1)	The amounts shown are targeted cash incentive compensation award potential for each Named Executive Officer under the Company’s incentive compensation plan described in the Compensation Discussion and Analysis. These amounts are based on the individual’s annual salary. Actual payouts earned by the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as “Non-equity incentive plan compensation”.

(2)	Amounts shown are the number of shares of performance-based restricted stock unit awards granted to the Named Executive Officers in fiscal 2008 and 2007.

For awards granted on October 22, 2007 (fiscal 2008 awards), the Named Executive Officers will receive 50% of the award after three years if the Company’s cumulative fully-diluted EPS for the three-year period beginning in fiscal 2008 is $3.15, 75% after three years if the cumulative fully-diluted EPS is $3.22, 100% after three years if the cumulative fully-diluted EPS is $3.30, and 150% after three years if the cumulative fully-diluted EPS is $3.62. Phantom shares will be used for awards earned above 100%. Shares awarded for performance between the established targets will be calculated by interpolation.

(3)	Amounts shown are the restricted stock unit awards that vest based on the passage of time. With the exemption of certain restricted shares granted to Mr. Long, as discussed in footnote (4) below, all awards vest in five equal annual installments beginning one year from the grant date.

(4)	Mr. Long became Vice President and Chief Financial Officer of the Company effective April 30, 2008. As a condition of his employment, Mr. Long received 21,750 restricted stock units that vest on April 30, 2009 and 21,751 restricted stock units that vest in equal annual installments over the subsequent four year period.

(5)	As a result of Mr. Austin’s resignation from the company effective March 31, 2008, no payments occurred on fiscal 2008 equity and non-equity grants.

Option Exercises and Stock Vested During Fiscal 2008

The following table sets forth information with respect to the value realized by our Named Executive Officers upon the exercise of stock options and the vesting of restricted stock units in fiscal 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael J. Bradley	—	—	49,310	1,424,566
Thomas E. Long	—	—	—	—
Kevin S. Cavanah	—	—	220	6,101
George L. Austin	42,200	553,889	660	18,302
James P. Ryan	—	—	330	9,151
Bradley J. Rinehart	—	—	330	9,151
John S. Newmeister	10,000	172,350	220	6,101

(1)	The value realized is the difference between the option exercise price and the sales price of the common stock at the time of exercise, multiplied by the number of shares for which the options were exercised.

(2)	The value realized is the sales price of the common stock at the vesting date, multiplied by the number of shares for which the restrictions lapsed.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers as of May 31, 2008:

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that have not Vested ($)
	Exercisable	Unexercisable
Michael J. Bradley	—	—		—	—	79,320	(6)	1,912,405	44,140	(9)	1,064,215

Thomas E. Long	—	—		—	—	43,501	(7)	1,048,809	—		—

Kevin S. Cavanah	5,000	5,000	(2)	12.20	10/21/2013
	1,000	2,000	(3)	4.60	10/26/2014
	2,000	6,000	(4)	5.49	8/17/2015
	1,000	3,000	(5)	8.93	10/21/2015
	—	—		—	—	2,280	(8)	54,971	1,360	(9)	32,790

James P. Ryan	2,000	—		3.70	10/22/2012
	4,000	1,000	(2)	12.20	10/21/2013
	8,400	16,800	(3)	4.60	10/26/2014
	3,000	4,500	(5)	8.93	10/21/2015
	—	—		—	—	1,320	(8)	31,825	6,390	(9)	154,063

Bradley J. Rinehart	10,000	—		2.41	7/11/2010
	10,000	—		2.13	10/18/2010
	10,000	—		3.03	10/23/2011
	10,000	—		3.70	10/22/2012
	4,000	1,000	(2)	12.20	10/21/2013
	4,500	3,000	(3)	4.60	10/26/2014
	3,000	4,500	(5)	8.93	10/21/2015
	—	—		—	—	4,670	(8)	112,594	2,500	(9)	64,253

John S. Newmeister	10,000	—		3.03	10/23/2011
	10,000	—		3.70	10/22/2012
	4,000	1,000	(2)	12.20	10/21/2013
	3,000	2,000	(3)	4.60	10/26/2014
	2,000	3,000	(5)	8.93	10/21/2015
	—	—		—	—	3,880	(8)	93,547	2,160	(9)	52,078

(1)	All options were granted with 10 year terms. The options have vesting terms ranging from two to five years beginning one year after the grant date.

(2)	These options were granted on October 21, 2003 and will vest on October 21, 2008.

(3)	These options were granted on October 26, 2004 and will vest 50% on October 26, 2008 and 50% on October 26, 2009.

(4)	These options were granted on August 17, 2005 and will vest 33.3% on August 17, 2008, 33.3% on August 17, 2009 and 33.3% on August 17, 2010.

(5)	These options were granted on October 21, 2005 and will vest 33.3% on October 21, 2008, 33.3% on October 21, 2008 and 33.3% on October 21, 2010.

(6)	Amount shown represents restricted share unit awards received on November 6, 2006 which vest in equal annual installments over four years beginning on November 6, 2008.

(7)	Amounts shown represent stock awards on April 30, 2008 of which 21,750 shares vest on April 30, 2009 and the remaining 21,751 shares vest in equal installments over the subsequent four years.

(8)	Amounts represent restricted share awards on October 23, 2006 and October 22, 2007 that vest in five equal annual installments beginning one year after the award date.

(9)	Amounts shown are the number of shares of performance-based restricted stock awards granted to the Named Executive Officers in fiscal 2008 and 2007. For awards granted in fiscal 2007, the Named Executive Officers will receive 60% of the award after three years if the Company’s cumulative three year operating income for fiscal years 2007, 2008 and 2009 is between $62.1 million and $64.3 million, 80% after three years if the cumulative operating income is between $64.3 million and $66.9 million, and 100% after three years if the cumulative operating income exceeds $66.9 million. For awards granted in fiscal 2008, the Named Executive Officers will receive 50% of the award after three years if the Company’s cumulative fully-diluted EPS for the three-year period beginning in fiscal 2008 is $3.15, 75% after three years if the cumulative fully-diluted EPS is $3.22, 100% after three years if the cumulative fully-diluted EPS is $3.30, and 150% after three years if the cumulative fully-diluted EPS is $3.62. Phantom shares will be used for awards earned above 100%. Shares awarded for performance between the established targets will be calculated by interpolation.

Potential Payments Upon Termination or Change of Control

The Company has entered into Change of Control/Severance Agreements with Mr. Bradley, Mr. Long and Mr. Ryan. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances the Company’s ability to attract and retain leadership talent.

Under these agreements, payment of benefits may occur under two circumstances:

•

If the Company experiences a Change of Control and the executive suffers an Adverse Event or is terminated from the Company without Cause, either on the date of the Change of Control or within twenty four months following Change of Control date; or

•	The Executive is terminated from employment at any time for reasons other than Cause.

“Change of Control” means (i) a “change in ownership” of the Company of greater than 50% of the outstanding voting stock of the Company within a six month period; (ii) a “change in the effective control” of the Company as determined by a change of greater than 35% of the outstanding voting stock of the Company by a person or persons acting as a group within a twelve month period; or (iii) a “change in the ownership” of a substantial portion of the assets of the Company as these terms are defined under Internal Revenue Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements.

“Cause” means, with reference to a severance event, that the executive has been severed from employment with the Company because of the executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company; continued gross or willful neglect of his job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contender to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company Board of Directors that an event constituting “Cause” under this agreement has occurred is binding upon the Company and the executive.

“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.

•	In the event an executive suffers an Adverse Event within 24 months of a Change of Control, benefits are paid as follows:

Mr. Bradley and Mr. Long—Paid an amount equal to two year’s annual salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits will vest and restrictions on such benefits will lapse immediately.

Mr. Ryan—Paid an amount equal to one year’s annual salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits will vest and restrictions on such benefits will lapse immediately.

•	In the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:

Mr. Bradley—Paid an amount equal to one year’s annual salary plus bonus compensation in an amount equal to 60% of base salary. Restrictions on any of Mr. Bradley’s outstanding awards from his initial $1.25 million restricted stock grant will lapse immediately.

Mr. Long—Paid an amount equal to one year’s annual salary plus bonus compensation in an amount equal to 50% of base salary.

Mr. Ryan—Paid an amount equal to one year’s annual salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.

The Company has also entered into Change of Control Agreements with Mr. Cavanah, Mr. Rinehart and Mr. Newmeister. These agreements are designed to promote stability, continuity and focus for key managers during periods of uncertainty that may be created by potential change of control situations. Our goal is to offer some security and protection when asking officers and managers to remain engaged through difficult times. The Change of Control Agreements are provided to the other Company executive officers not named above and select management personnel. In contrast to the Change of Control/Severance Agreements, there is no general severance benefit in these agreements which is payable in the absence of a Change of Control.

Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reason other than Cause, either on the date of the Change of Control or within 6 months of the Change of Control date. The terms “Change of Control,” “Adverse Event” and “Cause” are defined in the same manner as described above with respect to Change of Control/Severance Agreements.

In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year’s annual compensation, excluding bonuses. In addition, all stock options and other forms of equity benefits will immediately vest and all restrictions on such benefits will lapse. All benefits paid under these agreements are conditioned upon the executive executing a waiver and release of claims and confidentiality agreement in a form satisfactory to the Company. Failure to execute such an agreement will be considered an absolute forfeiture of the severance benefit. In the event an executive is terminated for Cause, all benefits and payments under the agreement are forfeited.

Benefits will be paid in the calendar year the event occurs and, generally, within 30 days of the date of the event. In no case will the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a May 31, 2008 termination date and, where applicable, using the closing price of our common stock of $24.11 on May 31, 2008. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from us.

Except for certain terminations which entitle a Named Executive Officer to severance payments under the agreements described above, and except for the acceleration of vesting of equity awards upon retirement, death or disability to which a Named Executive Officer may be entitled under his respective stock option or restricted stock unit award agreements, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.

	Change of Control with Adverse Event or Termination				Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Retirement, Death or Disability		Maximum Potential ($) Payments
Name	Salary Severance ($)(1)	Non-Equity Incentive Plan Severance ($)(2)	Value of Stock Options that would Vest ($)(3)	Value of Restricted Stock for which Restrictions would Lapse ($)(4)	Salary Severance ($)(1)	Non-Equity Incentive Plan Severance ($)(2)	Value of Stock Options that would Vest ($)(3)	Value of Restricted Stock for which Restrictions would Lapse ($)(4)	No Contractual Benefits	Value of Stock Options that would Vest ($)(3)	Value of Restricted Stock for which Restrictions would Lapse ($)(4)
Michael J. Bradley	1,050,000	846,704	—	3,826,739	525,000	315,000	—	3,826,739	—	—	3,826,739	5,723,443
Thomas E. Long	600,000	—	—	1,048,809	300,000	150,000	—	—	—	—	1,048,809	1,648,809
Kevin S. Cavanah(5)	165,000	—	255,855	115,246	—	—	—	—	—	255,855	115,246	536,101
James P. Ryan	273,780	116,000	407,993	331,995	273,780	116,000	—	—	—	407,993	331,995	1,129,768
Bradley J. Rinehart(5)	219,350	—	138,755	233,144	—	—	—	—	—	138,755	233,144	591,249
John S. Newmeister(5)	202,400	—	96,475	192,398	—	—	—	—	—	96,475	192,398	491,273

(1)	Represents payment of annual salary for the event specified based on annual salary as of May 31, 2008.

(2)	Represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.

(3)	Represents the value the Named Executive Officer would realize for the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on May 31, 2008, multiplied by the number of shares represented by nonvested stock options at May 31, 2008.

(4)	Represents the value the Named Executive Officer would realize for the lapsing of restrictions on restricted stock due to the specified event. The value is the number of shares held with restrictions at May 31, 2008 multiplied by the market price of common stock at the close of business on May 31, 2008.

(5)	Mr. Cavanah, Mr. Rinehart and Mr. Newmeister do not have general severance provisions in their Change of Control Agreements. Under their agreements, they are eligible to receive a severance benefit only in the event a Change of Control occurs and an adverse action is taken against them. However, the Company may elect to provide severance pay to executive officers in situations other than a Change of Control event. The Company maintains the flexibility and discretion to provide severance pay to executive officers in the event of termination for reasons other than cause. To be eligible to receive payment of any severance benefits, executive officers are required to sign severance documents, including but not limited to, a waiver and release of all claims and a confidentiality agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 1, 2008, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership %(1)
Tontine Capital Partners, LP, et. al. 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	3,306,409	(2)	12.7%

Barclays Global Fund Advisors, et. al. 45 Freemont Street San Francisco, CA 94105	1,437,833	(3)	5.5%

Michael J. Hall	25,000	(4)	*

I. Edgar Hendrix	7,200	(4)	*

Paul K. Lackey	15,000	(4)	*

Tom E. Maxwell	21,000	(4)	*

David J. Tippeconnic	10,000	(4)	*

Michael J. Bradley	28,552	(4)	*

Thomas E. Long	—		*

Kevin S. Cavanah	11,150	(4)	*

George L. Austin	67,804	(4)	*

John S. Newmeister	32,220	(4)	*

Bradley J. Rinehart	53,330	(4)	*

James P. Ryan	32,643	(4)	*

All directors, director nominees and executive officers as a group (20 persons)	372,917	(4)	1.4%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.

(1)	Shares of common stock which were not outstanding but which could be acquired by an executive officer upon exercise of an option within 60 days of August 1, 2008, and which are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such executive officer, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)	Information is as of October 3, 2005 and is based on the Schedule 13G/A dated October 5, 2005 which was filed by Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”), and Jeffrey L. Gendell. TCM, the General Partner of TCP, has the power to direct the affairs of TCP, including decisions respecting the disposition of the proceeds from the sale of the shares. Mr. Gendell is the Managing Member of TCM and in that capacity directs its operations. Each of TCP, TCM and Mr. Gendell have shared voting and dispositive power over 3,306,409 shares.

(3)	Information is as of December 31, 2007 and is based on the Schedule 13G/A dated February 5, 2008 filed by Barclays Global Investors, N.A. (“Barclays Global”), Barclays Global Fund Advisors (“Barclays Global Advisors”), Barclays Global Investors, Ltd (“Barclays Ltd”), Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan Trust”), Barclays Global Investors Japan Limited (“Barclays Japan”), Barclays Global Investors Canada Limited (“Barclays Canada”), Barclays Global Investors Australia Limited (“Barclays Australia”) and Barclays Global Investors (Deutschland) AG (“Barclays Deutschland”). Of the shares shown, Barclays Global has sole voting power over 511,425 shares and sole dispositive power over 637,910 shares, Barclays Global Advisors has sole voting power over 551,291 shares and sole dispositive power over 772,761 shares, and Barclays Ltd has sole dispositive power over 27,162 shares.

(4)	Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after August 1, 2008: Mr. Hendrix—5,000 shares; Mr. Lackey—15,000 shares; Mr. Maxwell—15,000 shares; Mr. Tippeconnic—5,000 shares; Mr. Cavanah—11,000 shares; Mr. Newmeister—19,000 shares; Mr. Rinehart—51,500 shares; Mr. Ryan—17,400 shares; 20 directors and executive officers as a group—161,620 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in ownership (Forms 3, 4 and 5) of the common stock with the SEC and NASDAQ and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company and on written representations by certain reporting persons that no other reports were required during and with respect to fiscal 2008, all Section  16(a) filing requirements applicable to its executive officers and directors, and 10% stockholders were complied with.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information concerning the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of Matrix Service Company’s existing approved equity compensation plans as of May 31, 2008, including the Company’s 1990, 1991 and 2004 stock option plans and the 1995 Nonemployee Directors’ Stock Option Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	457,830	$7.39	527,068
Equity compensation plans not approved by shareholders	0	N/A	0

Total	457,830	$7.39	527,068

PROPOSALS OF STOCKHOLDERS

A proposal of a stockholder intended to be presented at the next annual meeting of stockholders must be received at the Company’s principal executive offices no later than May 15, 2009, if the proposal is to be considered for inclusion in the Company’s proxy statement and proxy card for such meeting.

In accordance with the Company’s Bylaws, any stockholder who intends to present a proposal at the Company’s 2009 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than eighty days prior to the date of the meeting; provided, however, that in the event that the date of such annual meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders.

OTHER MATTERS

Matters That May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Availability of Form 10-K and Annual Report to Shareholders

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2008 (without exhibits or documents incorporated by reference) including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Thomas E. Long, Vice President Finance, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135 or by visiting the “Investors Section” of the Company’s website at http://www.matrixservice.com.

By Order of the Board of Directors,

Thomas E. Long Secretary

September 15, 2008

Tulsa, Oklahoma

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

(918) 838-8822

PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS OCTOBER 21, 2008

The undersigned shareholder(s) of Matrix Service Company, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated September 12, 2008, and hereby appoints Michael J. Bradley and Thomas E. Long, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Shareholders of Matrix Service Company to be held on October 21, 2008 at 10:30 a.m., Central time, at Matrix Service’s Regional Offices, located at 1105 West Main Parkway, Catoosa, Oklahoma, and at any and all adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

1.	Election of Directors.

☐	FOR all the nominees listed below (except as indicated).
☐	WITHHOLD authority to vote for all nominees listed below.

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE’S NAME IN THE LIST BELOW:

Michael J. Bradley, Michael J. Hall, I. Edgar (Ed) Hendrix, Paul K. Lackey, Tom E. Maxwell and David J. Tippeconnic.

2.	To ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2009.

☐	FOR
☐	AGAINST
☐	ABSTAIN

3.	To vote upon such other business as may properly come before the meeting or any and all postponements or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE BOARD OF DIRECTORS MAY RECOMMEND OR, IN THE ABSENCE OF A RECOMMENDATION, AS THE PROXY HOLDERS IN THEIR DISCRETION DEEM ADVISABLE.

Dated:	, 2008	Signature:

I plan to attend the meeting:  ☐

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its full corporate name by its duly authorized officer, with the office held designated. If a partnership, please sign in partnership name by authorized person and give title or capacity of person signing. If shares are held by joint tenants or as community property, both holders must sign.)

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT USING THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.